                                  EXHIBIT 99.1
                                                 Contact person: Robert K. Hynes
                                                                  (212) 355-5200
FOR IMMEDIATE RELEASE

          WHX CORPORATION ANNOUNCES THE EXIT OF CERTAIN PRECIOUS METAL
                  ACTIVITIES BY ITS HANDY & HARMAN SUBSIDIARY

New York, N.Y., April 26, 2002 - WHX announced today that its wholly owned Handy
&  Harman  subsidiary  has  decided  to  exit  certain  of  its  precious  metal activities.  The affected  product  lines are  manufactured  at Handy & Harman's
Fairfield, Connecticut and East Providence, Rhode Island facilities.

Handy & Harman  has  decided to move away from some of its  historical  business base and focus its resources on higher growth activities.

The decision to exit these operating  activities will result in a second quarter charge in the range of $14.5 to $16.5 million.  Additionally, in accordance with
FASB #144 "Disposal of Long Lived  Assets," Handy & Harman will incur  increased depreciation  expense of approximately $9 million on equipment values during the remaining  operating  period of the  affected  businesses,  estimated  to be six months.

WHX is a holding  company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized  basis.  WHX's primary businesses currently  are:  Handy &  Harman,  a  diversified  manufacturing  company  whose strategic business segments encompass, among others, specialty wire, tubing, and
fasteners,   and  precious   metals   plating  and   fabrication;   and  Unimast
Incorporated,  a leading  manufacturer  of steel  framing,  vinyl trim and other products for commercial and residential construction.

Forward-Looking Statements

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors  created  thereby.  Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Although WHX believes that the assumptions underlying the forward-looking  statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the  forward-looking  statements included in this press release will prove to be  accurate.  In light of the  significant  uncertainties inherent in the  forward-looking  statements  included herein,  the inclusion of such information  should not be regarded as a representation by WHX or any other person that the objectives and plans of WHX will be achieved.